[TASTY BAKING LOGO]                                               NEWS RELEASE

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For:
Tasty Baking Company
For More Information:
Mary C. Borneman                                       David S. Marberger
Manager of Investor Relations                          Chief Financial Officer
215-221-8537                                           215-221-8500
mary.borneman@tastykake.com


FOR IMMEDIATE RELEASE


                 TASTY BAKING COMPANY DECLARES REGULAR QUARTERLY CASH
               DIVIDEND, ADOPTS SHAREHOLDER RIGHTS PLAN, AND ANNOUNCES
                                 STOCK REPURCHASE PLAN


Philadelphia, Pennsylvania, July 30, 2003 - Tasty Baking Company (NYSE:TBC) today announced that its Board of Directors at its meeting on July 30, 2003, declared a regular quarterly cash dividend of $0.05 per share on all outstanding shares of common stock. The dividend is payable September 2, 2003, to shareholders of record as of the close of business on August 11, 2003.

The Board of Directors also adopted a Shareholder Rights Plan that provides for rights to be issued to shareholders of record as of July 30, 2003. The Shareholder Rights Plan is designed to deter abusive takeover tactics and inadequate bids that would prevent shareholders from obtaining full and fair value for their shares. The Plan was not adopted in response to any attempt to acquire the Company.

James E. Ksansnak, Chairman of the Company's Board of Directors, said, "This action was taken after careful study. The Shareholder Rights Plan is designed to protect the long-term value of our shareholders' investments and help assure that all shareholders receive equal treatment and the full value of their shares in the event of an acquisition attempt."

The Board of Directors declared a dividend distribution of one common stock purchase right for each outstanding share of Tasty Baking Company Common Stock. Initially, each Right will entitle the holder to purchase one share of common stock at a price of $45.00 per share upon the occurrence of certain triggering events, including the acquisition of 15% or more of the beneficial ownership of Tasty Baking Company Common Stock by a person or group, or the announcement of a tender or exchange offer that would result in such beneficial ownership. In the event of an acquisition not approved by the Board of Directors, each Right will allow its holder, other than the acquirer, to purchase Tasty Baking Company Common Stock, or common stock of the acquirer, at 50% of its then market price.

The new Rights will expire on July 29, 2013, unless earlier redeemed or exchanged by Tasty Baking Company, as provided in the Plan. Prior to a triggering event and for a period of time thereafter, the Board may redeem the Rights for $0.001 per share. After a triggering event, the Board may exchange all or part of the Rights for Tasty Baking Company Common Stock at a ratio of one share of Common Stock per Right.



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Further  details  of the Plan are  outlined  in a letter  that will be mailed to shareholders. The Shareholder Rights Plan is included with a Form 8-A that will be filed with the Securities and Exchange Commission. A copy of the Plan can be obtained from the Commission or by calling Tasty Baking Company at 215-221-8537.

Further, the Board authorized severance agreements for certain key executives in the event of a change of control of the Company. The change-of-control severance agreements are intended to maintain the dedication and focus of key executives during any negotiation process.

The Company also announced today that its Board of Directors has authorized a stock repurchase program pursuant to SEC Rule 10b-18 to acquire, during the next 12 months, up to 400,000 shares of Tasty Baking Company's Common Stock, which represents approximately 5% of the outstanding common stock. The program will depend upon market conditions and there is no guarantee as to the exact number of shares, if any, to be repurchased by Tasty Baking Company. It is expected that a reduction in the amount of Tasty Baking Company outstanding stock would have the effect of increasing book value per share, per share earnings and return on equity. Share repurchases generally would be effected through open market purchases.

Charles P. Pizzi, President and Chief Executive Officer of Tasty Baking Company, said, "The Board's actions today indicate their confidence in the current management team and the Company's strategic plan. We are excited about the Company's prospects and creating long-term shareholder value."

Tasty Baking Company (NYSE: TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States online or by calling 1-800-33-TASTY.

                                      # # #

Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) and because such statements include risks and uncertainties, actual results may differ materially from those forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements in this release include, but are not limited to, changes in general economic and business conditions and other factors described in the Company's filings with the Securities and Exchange Commission.